Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

WARRANT TO PURCHASE COMMON STOCK

OF

DENALI CONCRETE MANAGEMENT, INC.

This Warrant is issued to Can-Fite Biopharma Ltd. (the “Holder”) by DENALI CONCRETE MANAGEMENT, INC., a corporation formed under the laws of the State of Nevada (the “Company”), on November 21, 2011 (the “Warrant Issue Date”).  This Warrant shall expire and become void on the earlier of: (i) the date that is sixty (60) months from the Warrant Issue Date, or (ii) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity (“Expiration Date”).

1.           Purchase of Shares.  Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal offices of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to 2,160,102 fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Company (the “Shares” or the “Warrant Shares”), as more fully described below. The number of Shares issuable pursuant to this Section 1 shall be subject to adjustment pursuant to Section 10 hereof.

2.           Purchase Price.  The per share purchase price (the “Exercise Price”) for the Shares shall be as follows: (i) in the event that within 12 months of the Warrant Issue Date, Company or its affiliates complete any transaction which has an aggregate value of more than US$100 Million (inclusive of any amounts that are held in escrow, subject to earn-outs, development or commercial milestone or any other contingencies and aggregate potential royalty payments based on market projections), then the par value of the shares of Common Stock, and (ii) at any other time, then $1.144.

3.           Exercise Period.  This Warrant may be exercised at the sole discretion of the Holder in whole or in part any time prior to the Expiration Date.

4.           Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by:

(i)                      the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto (“Notice of Exercise”), to the Secretary of the Company at its principal offices; and

(ii)                     the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5.           Net Exercise.  In lieu of the payment method set forth in Section 4 above, the Holder may elect, at anytime, to exchange the Warrant for a number of Warrant Shares equal to the increase in value of the Warrant Shares otherwise purchasable hereunder on the date of exchange.  If the Holder elects to exchange this Warrant as provided in this Section 5, the Holder shall tender to the Company, at the principal office of the Company, the Warrant along with the Notice of Exercise, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where X = the number of Warrant Shares to be issued to the Holder.

Y = the number of shares of Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one share of the Warrant Shares.

B = Per Share Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of a Warrant Share shall mean:

(i)           If the Company’s Ordinary Shares are listed on a national securities exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System (NASDAQ/NMS), then the average closing or last sale price, respectively, reported for the five (5) trading days prior to the exercise date.

(ii)          If the Company’s Ordinary Shares are not listed on a national securities exchange or quoted on NASDAQ/NMS, but are traded in the over-the-counter market, then the average of the mean of the closing bid and asked prices as reported for the five (5) trading days prior to the exercise date.

(iii)        Except as set forth in sub-section 5 iv (below), if the Company’s Common Stock is not publicly traded, then as determined by the Company's Board of Directors in good faith.

(iv)        If the Exercise Date is the date of closing of a public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act, as amended, then the public offering price (before deduction of discounts, commissions or expenses) in such offering.

In the event of a net exercise, the entire Warrant must be exercised and surrendered, and no new Warrant shall be issued.

6.           Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within ten (10) days of the delivery of the Notice of Exercise.

7.           Issuance of Shares.  The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

8.           Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

9.           Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the “Certificate”) to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all liens and charges in respect of the issue thereof.  The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

10.         Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)           Reorganization, Sale of Assets, etc. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein),  (ii) a merger or consolidation of the Company with or into another corporation in which the Company is the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, sale or transfer if this Warrant had been exercised immediately before such reorganization,  sale or transfer, all subject to further adjustment as provided in this Section 10. The foregoing provisions of this Section 10(a) shall similarly apply to successive reorganizations, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash of marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(b)           Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(c)           Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

(d)           Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 10.

(e)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustment and readjustment; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

(f)           No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

11.         No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

12.         No Shareholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

13.         Tax Consequences.  All tax consequences and obligations regarding any other compulsory payments arising from the grant or exercise of this Warrant, from the payment for, or the subsequent disposition of the Warrant Shares or from any other event or act (of the Company or the Holder) hereunder, shall be borne solely by the Holder, and the Holder shall indemnify the Company and hold it harmless against and from any and all liability for any such tax or other compulsory payments or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payments.

14.         Successors and Assigns.  The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company its successors and assigns.  This Warrant cannot be assigned or transferred by the Holder without the express written consent of the Company.  Notwithstanding the foregoing, this Warrant may, upon prior written notice to the Company, be assigned, sold or otherwise transferred (i) if the Holder is a Company, to any entity controlled by, controlling, or under common control with such Holder and (ii) if the Holder is a limited or general partnership, to its partners and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner, provided, that such assignment, sale, or transfer complies with applicable laws, rules and regulations, provided, further, that the transferee agrees to be bound by the terms hereof and of the Investors’ Rights Agreement.

15.         Amendments and Waivers.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.  Any waiver or amendment effected in accordance with this Section shall be binding upon the Holder, each holder of any Shares purchased under this Warrant at the time outstanding (including securities into which such Shares have been converted), each future holder of all such Shares, and the Company.

16.    Governing Law, Jurisdiction.  This Warrant shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the United States federal and state courts of the State of Delaware, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

17.      Notices.  All notices required under this Warrant shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Holder:
Can-Fite Biopharma Ltd.
10 Barket Street,
Petach Tikva, Israel
Facsimile:

with a copy (which shall not constitute notice) to:
Ronen Kantor, Adv.
Kantor & Co.
Sasson Chugi House
12 Abba Hillel Street, Ramat Gan, Israel
Facsimile:  (972-3) 613-3372

if to the Company:
Denali Concrete Management Inc.
___________________
___________________
Facsimile:  _______________________

with a copy (which shall not constitute notice) to:
________________
________________
Facsimile:  ________________________

or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 17 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by an officer thereunto duly authorized.

DENALI CONCRETE MANAGEMENT INC.
By:	/s/ Matthew G. Rule
Name:	Mathew G. Rule
Title:	President

NOTICE OF EXERCISE

DENALI CONCRETE MANAGEMENT INC.
[address]

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to purchase shares of Common Stock issued by DENALI CONCRETE MANAGEMENT, INC. and held by the undersigned,   ___________ shares of Common Stock of DENALI CONCRETE MANAGEMENT, INC.

_______         Payment of the exercise price per share required under such Warrant is attached hereto; or

_______           Exercise of the Warrant is by way of Net Exercise in accordance with Section 5 of the Warrant.

Dated: ____________	Holder:
By:
Name:
Title:
Address:

Exercise Date:

Name in which shares should be registered: _____________________________